Exhibit 21.1

SUBSIDIARIES OF CRESCENT PRIVATE CREDIT INCOME CORP.

Name Jurisdiction
Crescent Private Capital Income Corp Maryland
CPCI Funding SPC LLC Delaware
CPCI CA Lending LLC Delaware